Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Sara Ephraim (investors) (646) 536-7017 / 7002 scarrington@theruthgroup.com sephraim@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Second Quarter 2008 Results

Second Quarter 2008 Corporate Highlights:

•	European marketing application under review for NGX-4010 in peripheral neuropathic pain

•	NGX-4010 NDA for PHN on track for submission in second half of 2008
•	IND submitted and opened for NGX-1998 liquid capsaicin formulation

•	Phase 1 clinical trial of NGX-1998 initiated

•	Journal Neurology published positive Phase 3 data on NGX-4010 in HIV-DSP

San Mateo, Calif., (August 13, 2008) - NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the quarter ended June 30, 2008.

In the second quarter of 2008, the Company continued on its path toward potential commercialization of its lead product candidate, NGX-4010, a dermal capsaicin patch designed for the treatment of certain neuropathic pain conditions. On the U.S. regulatory front, the Company has been preparing a New Drug Application (NDA) to support marketing approval of NGX-4010 for the treatment of post-herpetic neuralgia (PHN), and is on track to submit an NDA to the U.S. Food and Drug Administration (FDA) later this year.

The Company continues to pursue the European approval of its Marketing Authorization Application (MAA) for NGX-4010 in neuropathic pain, which the European Medicines Agency (EMEA) accepted for review in September 2007. In September of 2008, the Company, with the EMEA’s agreement, plans to submit responses to the regulatory agency’s Day 120 questions, which are part of the review process for the MAA.

In addition to focusing on regulatory activities for NGX-4010, NeurogesX has made significant progress with its second product candidate, NGX-1998, a high-concentration liquid capsaicin formulation. During the second quarter of 2008, the Company submitted and opened an Investigational New Drug (IND) application for NGX-1998 and commenced patient enrollment in a Phase 1 clinical study.

Anthony DiTonno, President and CEO, commented, “NeurogesX’ primary focus is to secure European and U.S. marketing approvals for NGX-4010 and prepare for the potential commercialization of this product candidate. If our regulatory processes proceed as planned, NGX-4010 could potentially receive a decision from the EMEA on our MAA in the first half of 2009 potentially followed by a decision from the FDA on our NDA in late 2009 or early 2010. We continue our discussions with potential European partners and remain focused on securing a partnership prior to European regulatory approval. In the United States, we continue investing in pre-commercialization activities with regard to NGX-4010, including those surrounding our pricing and reimbursement strategies. We remain confident that a significant market opportunity exists for NGX-4010. Based on our market research, physicians and patients are looking for additional options to help control neuropathic pain. We believe that NGX-4010 may address these patients with pain as a localized treatment that operates at the site of pain, rather than the central nervous system, with the potential to provide up to 12 weeks of relief from a single 60-minute treatment procedure. As data from our clinical trials have shown, NGX-4010 may have the potential to be used as both a first- or second-line therapy. We have also initiated a Phase 1 study of NGX-1998, our second product candidate in development, to potentially expand our ability to address the market opportunity that we are initially targeting with NGX-4010.”

Second Quarter 2008 Financial Results

Total operating expenses for the second quarter of 2008 were approximately $7.0 million, including $395,000 of non-cash stock-based compensation expense, compared to approximately $7.4 million, including $201,000 of non-cash stock-based compensation expense, for the second quarter of 2007. The decrease in operating expenses was primarily attributed to lower costs associated with clinical studies of NGX-4010 and NGX-1998. Partially offsetting lower clinical costs were expenses related to pre-commercialization activities for NGX-4010, higher general and administrative expenses due to increased spending on infrastructure in support of NeurogesX’ growth, the costs of being a public company, and the costs associated with pursuing the Company’s MAA and preparing for an NDA filing later this year.

Net loss for the second quarter of 2008 was approximately $6.9 million, compared to a net loss of $7.0 million for the second quarter of 2007. Net loss per share attributable to common stockholders was $0.40 per share and $0.99 per share for the three months ended June 30, 2008 and 2007, respectively, based on weighted average shares outstanding of 17,516,667 and 8,215,875, respectively. The net loss per share attributable to common stockholders in the three months ended June 30, 2007 included a non-cash charge for accretion of preferred stock to redemption value. The weighted average shares used in computing loss per share attributable to common stockholders exclude anti-dilutive securities such as stock options, warrants, and redeemable preferred stock in periods prior to their conversion to common stock upon completion of NeurogesX’ initial public offering in May 2007.

Cash, cash equivalents and short-term investments were approximately $38.0 million as of June 30, 2008, compared to $46.4 million at March 31, 2008.

Clinical Development Update

NeurogesX believes that completed pivotal studies support the upcoming submission of an NDA for the approval of NGX-4010 for PHN in the United States. While the Company has conducted and continues to evaluate additional clinical studies of NGX-4010 in other indications (e.g., HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN), where it is likely that the company will, at a minimum conduct a long term safety study), the near-term clinical focus is on securing regulatory approval. The Company is also advancing NGX-1998 in an ongoing Phase 1 clinical study and plans to conduct at least one Phase 2 study in 2009.

During the second quarter of 2008, the journal Neurology published data from NeurogesX’ Phase 3 pivotal trial (C107) in patients with HIV-DSP. This study, originally announced in May 2005, points to the potential benefit of using NGX-4010 in the HIV-DSP patient population. The paper, entitled, “Controlled Trial in High-Concentration Capsaicin Patch for Treatment of Painful HIV Neuropathy,” discusses the C107 results in which NGX-4010 met the primary efficacy endpoint by demonstrating 23% average pain reduction versus 12% for the control group (p=0.0026).

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. ET (1:30 p.m. PT). To participate in the conference call, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning August 13, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 23, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 292266.

A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.neurogesx.com. A web cast replay can be accessed on the corporate web site beginning August 13, 2008 at the same time as the conference call and will remain on the site for one month ending September 13, 2008.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’

late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. NeurogesX’ marketing authorization application (MAA) to the European Medicines Agency (EMEA) was accepted for review in September 2007 and NeurogesX plans to file a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) in 2008 for PHN. NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 is currently in a Phase 1 clinical trial. The objective of the development program is to determine the ability of NGX-1998 to provide protracted pain relief from a single treatment. As a liquid, NGX-1998 is expected to be suitable for areas of the skin where dermal patches may be difficult or impractical to apply, such as the hairline. The goal of the NGX 1998 program is to develop a product that has the potential to be used by a broad spectrum of the physician population. NGX-1998 was previously studied in two Phase 1 studies in healthy volunteers conducted under an exploratory investigational new drug application.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of regulatory filings with respect to NeurogesX’ product candidates, including for NGX-4010 the potential filing of an NDA and the filing of additional clinical data with respect to NeurogesX’ MAA, expected timing of potential regulatory approval for NGX-4010; the potential indications which may receive regulatory approval; plans to secure a commercial partnership in Europe prior to MAA approval; conducting additional clinical trials with respect to NGX-4010 and NGX-1998, along with potential timing of such efforts; the potential markets for NeurogesX’ product candidates and the expected benefits of NeurogesX’ product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may be limited to certain indications; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating expenses:
Research and development(1)	$4,174	$5,990	$9,955	$12,185
General and administrative(2)	2,863	1,416	5,350	3,069

Total operating expenses	7,037	7,406	15,305	15,254

Loss from operations	(7,037)	(7,406)	(15,305)	(15,254)
Interest income	285	465	789	667
Interest expense	(214)	(317)	(457)	(649)
Other income	22	301	39	360

Net loss	(6,944)	(6,957)	(14,934)	(14,876)
Accretion of redeemable convertible preferred stock	—	(1,188)	—	(4,626)

Loss attributable to common stockholders	$(6,944)	$(8,145)	$(14,934)	$(19,502)

Net loss per common share - basic and diluted:
Loss per share attributable to common stockholders	$(0.40)	$(0.99)	$(0.85)	$(4.37)

Shares used to compute basic and diluted loss per share attributable to common stockholders	17,516,667	8,215,875	17,492,531	4,457,988

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$215	$176	$413	$525
(2) General and administrative	180	25	381	506

	$395	$201	$794	$1,031

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$10,954	$31,478
Short-term investments	27,031	21,373
Prepaid expenses and other current assets	643	585

Total current assets	38,628	53,436
Property and equipment, net	505	453
Restricted cash	240	240
Other assets	35	56

Total assets	$39,408	$54,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$985	$1,712
Accrued compensation	773	680
Accrued research and development	1,742	1,198
Other accrued expenses	1,018	1,848
Notes payable - current portion	3,741	3,859

Total current liabilities	8,259	9,297
Non-current liabilities:
Notes payable - non-current portion	1,273	3,024
Deferred rent	254	156
Accrued research and development - non-current	—	347

Total non-current liabilities	1,527	3,527
Stockholders’ equity:
Common stock	18	17
Additional paid-in capital	208,603	205,417
Deferred stock-based compensation	(10)	(15)
Accumulated other comprehensive income	54	51
Deficit accumulated during the development stage	(179,043)	(164,109)

Total stockholders’ equity	29,622	41,361

Total liabilities and stockholders’ equity	$39,408	$54,185

(1)	The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date.